SERVICING AGREEMENT

ADDENDUM TO SCHEDULE A

For its services under the Servicing Agreement between Calvert Investment Services, Inc. ("CIS") (formerly Calvert Shareholder Services, Inc.) and Calvert SAGE Fund, CIS is entitled to receive from the Fund fees as set forth below:

Fund and Portfolio	Annual Account Fee*

Calvert SAGE Fund
Calvert Equity Income Fund	$8.00

*Account fees are charged monthly based on the highest number of non-zero balance accounts outstanding during the month.

CALVERT SAGE FUND

BY: ________________________________

William M. Tartikoff

Vice President and Secretary

Calvert INVESTMENT SERVICES, INC.

BY: ________________________________

Ronald M. Wolfsheimer

Chief Financial and Administrative Officer

  and Senior Vice President

Effective Date: October 31, 2011